PriceSmart Announces May Sales

SAN DIEGO, CA (June 5, 2009) - PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com)  today announced that for the month of May 2009 net sales increased 7.5% to $102.0 million from $94.9 million in May a year earlier. For the nine months ended May 31, 2009, net sales increased 14.2% to $926.3 million from $811.4 million for the nine months ended May 31, 2008. There were 26 warehouse clubs in operation at the end of May 2009 compared to 25 warehouse clubs at the end of May 2008.

For the five weeks ended May 31, 2009, comparable warehouse sales for the warehouse clubs open at least 12 full months increased 3.9% compared to the same five-week period last year. For the thirty-nine week period ended May 31, 2009, comparable warehouse sales increased 11.6% compared to the comparable thirty-nine week period a year ago.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 11 countries and one U.S. territory (five in Costa Rica; four in Panama; three each in Guatemala and Trinidad, two each in Dominican Republic, El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "scheduled," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company's financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company's business; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly one-half of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company's business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; and the Company faces increased compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 12, 2008. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.